Exhibit 99.1

Analyst Contact:	Greg Slome
Sparton Corporation
Email: gslome@sparton.com
Office: (847) 762-5812

Media Contact :	Mike Osborne
Sparton Corporation
Email: mosborne@sparton.com
Office: (847) 762-5814

Investor Contact:	John Nesbett/Jennifer Belodeau
Institutional Marketing Services
Email: jnesbett@institutionalms.com
Office: (203) 972-9200

FOR IMMEDIATE RELEASE

Sparton Corporation to Acquire Assets of Byers Peak for $4.35 Million

•	Acquisition Expected to Provide $10 Million in Annual Revenue

•	Adds Field Service to Sparton’s Capabilities

SCHAUMBURG, Illinois – February 22, 2011 – Sparton Corporation (NYSE: SPA), a supplier of complex and reliable electronic and electro-mechanical products, sub-assemblies and related services to the highly regulated Medical, Defense & Security, and Aerospace markets announced today that its wholly owned subsidiary, Sparton BP Medical Denver, LLC has signed a definitive agreement to acquire certain assets and assume certain liabilities of Byers Peak, Incorporated in a $4.35 million all-cash transaction, subject to certain post-closing adjustments.

Byers Peak, located near Denver, Colorado, primarily manufactures medical devices for OEM and emerging technology companies in the Therapeutic Device market, including products for surgical navigation, RF energy generation, non-invasive pain relief, arterial disease, and kidney dialysis. The Company also has a field service and installation group that primarily provides water filtration and disinfection systems for the Medical industry as well as device refurbishment programs. Additionally, Byers Peak provides electromechanical device manufacturing support for a limited number of customers outside of the Medical industry that fall under Sparton’s Complex Systems market classification.

“The addition of Byers Peak meets the criteria of our growth strategy by providing further expansion into the therapeutic device market, diversifying our customer base, further expanding our geographic reach into the western United States, and increasing our offerings with the inclusion of field service and refurbishment capabilities. Additionally, Byers Peak brings solid, long-term customer relationships that will utilize Sparton’s expanded list of service offerings,” commented Cary Wood, President & CEO of Sparton Corporation.

“The acquisition is expected to be accretive to earnings no later than our fiscal 2012 second quarter and the addition of the Byers Peak management team and its skilled workforce will further strengthen our business development efforts while also introducing a field service offering to our existing medical customers at the Frederick, Colorado and Strongsville, Ohio facilities.”

“We are pleased with the prospect of joining Sparton’s portfolio of businesses,” stated Phil Prescott, President & Co-Founder of Byers Peak, Incorporated. “We are at the point where we have outgrown our ability to service our customers’ future growth aspirations. With the additional support and enhanced capabilities Sparton has to offer, we now expect to be able to fulfill their needs in a more timely and effective manner. We are also excited by the opportunity to facilitate the growth of Sparton’s field service and refurbishment offerings in the coming years.”

“In the last 24 months, Sparton has undertaken extensive restructuring activities by focusing its efforts primarily on operational and financial improvements that have resulted in a return to profitability. As we shift our focus to future growth, we have begun to dedicate our efforts and resources to both our organic and merger and acquisition growth initiatives. I am extremely pleased to see that, in a relatively short period of time, we are beginning to realize the benefits of those efforts. We look forward to the efficient integration of this business and expect this acquisition to improve profitability and enhance shareholder value,” Mr. Wood concluded.

The transaction is expected to close within 30 days and will be funded through Sparton’s existing cash balances. It is not anticipated that the acquisition will result in any changes to Sparton’s existing Amended and Restated Revolving Credit and Security Agreement with PNC Bank, National Association.

About Sparton Corporation

Sparton Corporation (NYSE:SPA), now in its 111th year, is a provider of complex and sophisticated electromechanical devices with capabilities that include concept development, industrial design, design and manufacturing engineering, production, distribution, and field service. The primary market classifications served are Navigation & Exploration, Defense & Security, Medical, and Complex Systems. Headquartered in Schaumburg, IL, Sparton currently has five manufacturing locations worldwide. Sparton’s Web site may be accessed at http://www.sparton.com.

About Sparton Medical

Sparton Medical’s operations are comprised of contract development, design, production and distribution of complex and sophisticated medical related electromechanical devices for customers with specialized needs, specifically in the design and manufacturing process, to assure product reliability and safety in accordance with Food and Drug Administration (“FDA”) guidelines and approvals. This group specializes in systems and procedures targeted to the requirements of medical OEM and emerging technology customers primarily in the In Vitro Diagnostic and Therapeutic Device segments of the Medical Device market space.

Safe Harbor and Fair Disclosure Statement

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: To the extent any statements made in this release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the difficulty of predicting future results, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in Sparton’s filings with the Securities and Exchange Commission (SEC). The matters discussed in this press release may also involve risks and uncertainties concerning Sparton’s services described in Sparton’s filings with the SEC. In particular, see the risk factors described in Sparton’s most recent Form 10K and Form 10Q. Sparton assumes no obligation to update the forward-looking information contained in this press release.

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